Exhibit 10.52

AMENDMENT NO. 1 TO THE

2002 MBIA INC. ANNUAL AND LONG-TERM INCENTIVE PLAN

This AMENDMENT NO.1 to the 2002 MBIA, INC. ANNUAL AND LONG-TERM INCENTIVE PLAN (the “Plan”), is hereby adopted by MBIA Inc., effective as of February 10, 2004. Capitalized terms used, but not defined, herein shall have the meanings assigned to such terms in the Plan.

WHEREAS, the Plan was established to enable the Company and its Subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance;

WHEREAS, Section 4(d) of the Plan provides that the Committee may grant annual and long-term incentive awards without regard to the other generally applicable provisions of the Plan to a Participant who will not be a Covered Employee for the year in which the amount paid under such award would be deductible by the Company for federal income tax purposes (an “Unrestricted Participant”) so long as such awards do not exceed the maximum limits otherwise specified in the Plan;

WHEREAS, the Committee has determined that it is in the best interests of the Company to be able to grant annual and long-term equity-based awards to one or more Unrestricted Participants in amounts that exceed the otherwise applicable dollar limits (but not share limits) under the Plan;

WHEREAS, Section 7(b) of the Plan authorizes the Committee to amend the Plan;

NOW, THEREFORE, the Plan shall be amended, effective as of the date hereof, as follows:

Section 4(d) of the Plan is hereby amended in its entirety to read as follows:

“Affirmative Discretion. Notwithstanding any other provision in the Plan to the contrary (including, without limitation, the maximum amounts payable under Section 4(b)), but subject to the maximum number of shares available for issuance under Section 6 of the Plan, (i) the Committee shall have the right, in its discretion, to grant any annual or long-term bonus in cash, in shares of the Company’s Common Stock or in any combination thereof to any Participant who is not a Covered Employee for the year in which the amount paid would ordinarily be deductible by the Company for federal income tax purposes, based on individual performance or any other criteria that the Committee deems appropriate and (ii) in connection with the hiring of any person who is or becomes a Covered Employee, the Committee may provide for a minimum bonus amount in any Performance Period, regardless of whether performance objectives are attained.”

IN WITNESS WHEREOF, a duly authorized officer of MBIA Inc. has caused this Amendment No. 1 to the Plan, to be executed as the date written above.

MBIA INC.

By:	/s/ Kevin Silva

Its:	Vice President

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